Exhibit 10.26

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (this “Agreement”) is made and entered into effective as of December 28, 2009 (the “Effective Date”), by and between THE UNIVERSITY OF THE STATE OF NEW YORK (“USNY”), a New York corporation maintaining offices at State Education Building – Room 121, Albany, New York 12234-1000, and MARRONE BIO INNOVATIONS, INC. (“MBI”), a Delaware corporation maintaining offices at 2121 Second Street, Ste. B-107, Davis, California 95618.

ARTICLE 1

BACKGROUND

1.1        USNY has the right and the authority to grant certain licenses to the patents, patent applications and other inventions listed in Exhibit A.

1.2        MBI is desirous of obtaining, and USNY wishes to grant to MBI, an exclusive license to the Licensed Patent Rights (as defined in Section 2.9) and the Technology Rights (as defined in Section 2.15) under the terms and conditions of this Agreement.

ARTICLE 2

DEFINITIONS

2.1        “Affiliates” means, with respect to a party, any entity that controls, is controlled by, or is under common control with the party. For the avoidance of doubt, Affiliate, with respect to USNY includes without limitation the New York State Education Department (“NYSED”).

2.2        “Confidential Technology” means the following: (a) the detailed culturing (e.g., fermentation) protocols related to the Licensed Product; (b) the specific location in North America where [*****]; (c) detailed protocols (dosage, etc.) used for [*****] by either [*****]; and (d) detailed protocols for [*****] to achieve higher [*****] than would be achieved by [*****].

2.3        “Confidential Information” means, as to either party and without limitation, such party’s proprietary or confidential items including: Confidential Technology, data, know-how, formulas, compositions, processes, documents, designs, sketches, photographs, plans, graphs, drawings, specifications, equipment, samples, reports, findings, inventions, ideas and information, including business information related to Licensed Products and the Technology Rights.

2.4        “Customer” means any purchaser of a Licensed Product other than USNY, MBI, or a Sublicensee.

[*****]	Confidential portions of this document have been redacted and filed separately with the Securities and Exchange Commission

2.5        “Deductible Expenses” means the following items of expense incurred in connection with Sales of Licensed Products to the extent paid or allowed by MBI and/or a Sublicensee: (a) sales, use or turnover taxes; (b) excise, value added, importation or other taxes, custom duties or consular fees; (c) transportation, freight, and handling charges, and insurance on shipments to customers; (d) trade, cash or quantity discounts or rebates to the extent actually granted (including government-mandated rebates); (e) rebates, refunds, and credits for any rejected or returned Licensed Products or due to billing errors or because of retroactive price reductions, rebates or chargebacks; and (f) uncollected accounts receivable attributable to Sales of Licensed Products.

2.6        “Exclusive” means that for the term of this Agreement USNY will not, in the Field, use or license to any licensee, other than MBI, the Licensed Patents or the Technology Rights.

2.7        “EPA Registration” means a Section 3 approval by the United States Environmental Protection Agency of a Licensed Product as a microbial pesticide.

2.8        “Field” means applications or uses as a pesticide.

2.9        “Licensed Patents” means: (i) all domestic and foreign patents and patent applications listed in Exhibit A attached hereto; (ii) all divisionals, continuations, and continuations-in-part of the foregoing patent applications; (iii) all patents that issue on any of the foregoing patent applications; (iv) all foreign counterparts of the foregoing patents and patent applications; and (v) all reissues, reexaminations, renewals, extensions, and supplementary protection certificates relating to any of the foregoing patents. Exhibit A may be updated from time to time on mutual agreement.

2.10        “Licensed Patent Rights” means any and all rights under the Licensed Patents.

2.11        “Licensed Product” means any product or device that is covered by, or is made by or utilizes a process or material covered by, the Licensed Patent Rights or based on the Technology Rights.

2.12        “Net Revenues” means the amount received by MBI or a Sublicensee, in each case for the Sale of a Licensed Product to a Customer, less the Deductible Expenses applicable to such Sale.

2.13        “Sale” means the sale, transfer, exchange or other commercial disposition of a Licensed Product, which shall include the use of such Licensed Product in a service performed for a Customer. In case of doubt, Sales of Licensed Products shall be deemed consummated no later than receipt of payment from a Customer for the applicable transaction involving such Licensed Product.

2.14        “Sublicensee” shall mean, with respect to a particular Licensed Product, a third party to which MBI has granted a license or sublicense under any or all of the Licensed Patent Rights and/or any other Technology Rights.

2.15        “Technology Rights” means all ideas, inventions, formulae, processes, trade secrets, know-how, intellectual property, techniques, methods, specifications, practices, data and other forms of information, including the Confidential Technology, relating to the processes, methods and techniques for manufacturing, formulating and using the Licensed Patent Rights or relating to the Licensed Products, whether patentable or not and whether or not reduced to practice, including Licensed Patent Rights and registration data, in each case owned or licensable or otherwise controlled by USNY or an Affiliate or directly or indirectly derived from the foregoing at any time during the term of this Agreement. For avoidance of doubt, Technology Rights do not include research results, protocols or the like that relate only to biological strains or organisms other than those disclosed or covered by the Licensed Patents, whether or not such other biological strains or organisms could be used in the Field.

2.16        “Territory” means the entire world.

2.17        “Valid Claim” means, with respect to any country, a claim of an issued patent within the Licensed Patents that has not, with respect to such country (a) expired or been canceled, (b) been declared invalid by an unreversed decision of a court or other appropriate body of competent jurisdiction from which there can be no further appeal, (c) been admitted to be invalid or unenforceable through reexamination, reissue, disclaimer or otherwise, and/or (d) been abandoned in accordance with or as permitted by the terms of this Agreement or by mutual written agreement.

ARTICLE 3

REPRESENTATIONS, WARRANTIES AND COVENANTS OF USNY

3.1        Corporate Power and Authority. USNY has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder. USNY also represents and warrants that it has the right and the authority, including ownership or appropriate and valid licenses, to grant the licenses set forth in Article 5 and to grant and perform its other rights and obligations thereunder.

3.2        Compliance with Law. USNY will conduct its activities and operations under this Agreement in compliance with all applicable laws, statutes, rules or regulations.

3.3        Ownership; No Conflicting Agreement. USNY represents and warrants that it has the right to grant the licenses granted under this Agreement, that it has joint title and co-ownership of the Licensed Patent Rights and the Technology Rights with two co-owners, that it has obtained rights in the Field from one such co-owner of the Licensed Patent Rights and the Technology Rights and that to the best of USNY’s knowledge neither such co-owner nor any other joint or co-owner has granted to any third party any right or interest in any of the Licensed Patent Rights or other Technology Rights in the Field. USNY represents and warrants that it has not granted, and no Affiliate has granted, to any third party any right or interest in any of the Licensed Patent Rights or other Technology Rights that is inconsistent with the rights granted to MBI herein, and neither USNY or any Affiliate will grant any third party such a right during the term of this Agreement.

3.4        No Litigation. USNY represents and warrants that, as of the Effective Date, there are no pending or, to its or its Affiliates knowledge, threatened actions, suits, investigations, claims, or proceedings in any way relating to the Licensed Patent Rights or other Technology Rights.

ARTICLE 4

REPRESENTATIONS, WARRANTIES AND COVENANTS OF MBI

4.1        Corporate Power and Authority. MBI has the corporate power and authority to execute and deliver this Agreement and perform its obligations hereunder.

4.2        Compliance with Law. MBI will conduct its activities and operations under this Agreement in compliance with all applicable laws, statutes, rules or regulations.

4.3        Commercialization. MBI will use its best efforts to commercialize the Licensed Products. MBI will not provide Licensed Products at less than fair market value in order to intentionally avoid the royalties required hereunder or in order to intentionally induce purchase of other products or services of MBI; provided, however, that nothing herein shall prohibit or impair the right of MBI to distribute Licensed Products at other than fair market value for use in research and/or development, as promotional samples, for testing, demonstrations or trials or otherwise to third parties to promote Sales.

4.4        Patent Coverage and Validity. MBI will not contest the validity of the Licensed Patents or the coverage of the Licensed Patents of MBI’s Licensed Products as currently planned, nor will MBI intentionally assist any third party, including any Sublicensee, in doing so.

ARTICLE 5

PATENT LICENSE GRANT

5.1        Grant. Subject to the terms and conditions of this Agreement, USNY hereby grants to MBI an Exclusive, royalty-bearing, sublicensable license (or sublicense, as applicable) in the Field, under the Licensed Patent Rights and any other Technology Rights, to research, develop, make, have made, import, have imported, use, have used, sell, have sold, offer for sale, have offered for sale, and otherwise exploit Licensed Products in the Territory and in the Field.

5.2        Exceptions. The license grant in Section 5.1 is subject only to the reservation of USNY’s and NYSED’s rights: (a) to make, have made or use the Licensed Patent Rights and Technology Rights for USNY’s and NYSED’s research and educational purposes only (including such USNY or NYSED research sponsored or funded by non-profit or government entities) but not to assist or support any other party in connection with any commercial use in the Field and not for sale or other distribution to third parties for commercial use in the Field; and (b) to make, have made, use or license the Licensed Patent Rights and Technology Rights for use outside the Field. Consistent with the foregoing limited exception, USNY or NYSED may, and until January 1, 2010 as between themselves and MBI shall have the exclusive right to, submit the results of their research underlying the Licensed Patent Rights and Technology Rights in

reputable scientific journals or at scientific conferences; provided, however, that, at all times prior to January 1, 2010 and thereafter, MBI shall be furnished with a copy of any proposed publication, paper or any other oral or written disclosure prior to submission for publication or disclosure to a third party and for limitation as provided below. In the case of abstracts, MBI shall be given a copy at least seven (7) days prior to the earlier of submission or disclosure; in all other cases MBI shall be given such material at least fifteen (15) days prior to the earlier of submission or disclosure to third parties. At the end of such 7 or 15 day period USNY or NYSED may proceed with submission or disclosure unless MBI has notified NYSED (or USNY) that in MBI’s reasonable opinion, supported by evidence, the submission or disclosure may describe or relate to inventions, materials or discoveries made by MBI or USNY or Affiliates which MBI believes may be patentable and for which no patent application has been filed, or which is a trade secret or other confidential material the disclosure of which may be adverse to MBI’s commercialization of the Licensed Product. If MBI has made such notification, then USNY or NYSED shall, as reasonably notified by MBI, edit such submission or disclosure, redact from such submission or disclosure any such material or refrain from making such submission or disclosure; provided, however, that USNY or NYSED may elect to refrain from publishing such confidential material rather than publishing a redacted version. Without limitation to the foregoing, MBI, USNY and NYSED and any of their Affiliates will not publish or otherwise make public the following information: (a) the detailed culturing (e.g., fermentation) protocols related to the Licensed Product; (b) the specific location in North America where the bacterial strain was originally isolated; (c) the detailed protocols (dosage, etc.) used for killing the cells by either e-beaming or gamma ionizing radiation; or (d) the detailed protocols for combining supernatant with cells to achieve higher dreissenid mortality than would be achieved by just cells alone; provided, however, that nothing herein will limit confidential disclosures by MBI in connection with MBI’s exercise of its license rights as granted above.

5.3        Limits on Sublicensing. MBI has the right to grant nonexclusive or exclusive sublicenses hereunder, provided, that: (a) MBI shall pay royalties on all Net Revenues of Sublicensees to USNY in accordance with Article 6; (b) MBI may grant sublicenses of no greater scope than the licenses granted under Section 5.1; (c) MBI shall inform USNY of any proposed sublicenses; and (d) MBI shall not enter into a sublicense with any party that is barred from contracting with the State of New York

5.4        Assignment of Sublicenses. Any sublicenses granted by MBI of the rights it receives under Section 5.1, including any nonexclusive sublicenses, will remain in effect and, at MBI’s election, may be assigned to USNY if the license in Section 5.1 terminates pursuant to Article 12, provided the financial obligations of each Sublicensee to USNY will be at least the same as the Sublicensee’s obligations to MBI with respect to Licensed Patent Rights but, in any event, will not be less than MBI’s obligations to USNY for such sublicenses under this Agreement and provided that USNY has been provided with a copy of any sublicense agreement, USNY finds the terms of such agreement reasonably acceptable and any Sublicensee to be assigned agrees to comply with all of the terms of this Agreement. For avoidance of doubt, USNY may reject assignment of a sublicense if USNY reasonably concludes that MBI or the Sublicensee has not provided adequate assurance of the capability of the Sublicensee to satisfy the financial obligations of this Agreement. In such event and subject to the preceding sentences, and provided that any such Sublicensees are not barred from contracting with the State of New York, USNY will assume all the rights and obligations of MBI under such sublicenses with respect to the licenses granted under the Licensed Patents Rights and other Technology Rights to such Sublicensees. In the event of such assignment, unless otherwise agreed by USNY, USNY will not be obligated to assume any obligation of MBI under the license agreement other than the granting of the license rights consistent with the terms hereof.

5.5        Term of License. The license grant in Section 5.1 shall continue for the term of this Agreement as set forth in Section 12.1, unless the Agreement is earlier terminated in accordance with Article 12 or otherwise.

ARTICLE 6

ROYALTIES

6.1        Licensee Fee. Subject to the terms and conditions of this Agreement, MBI will pay USNY a license fee for the licenses granted under this Agreement. Such license fee shall be payable as follows:

(a)        [*****] of such fee is due within [*****] after the Effective Date of this Agreement; and

(b)        [*****] of such fee is due within [*****] after satisfactory receipt by MBI of the first EPA Registration.

6.2        Royalty on Sales of Licensed Products; Exclusions. With respect to the Sale after the Effective Date of Licensed Products by or for MBI in the United States or Canada where a Valid Claim in the Field remains in such country (“North American Valid Claims”), MBI shall pay USNY [*****] of Net Revenues based on such Sale in such country. With respect to the Sale after the Effective Date of Licensed Products by or for MBI in any other country, if and to the extent a North American Valid Claim in the Field remains, MBI shall pay USNY [*****] of Net Revenues based on such Sale in such country. With respect to the Sale after the Effective Date of Licensed Products by or for MBI in any country, where no North American Valid Claim in the Field remains, MBI shall pay USNY [*****] of Net Revenues based on such Sale in any such country during the term of this Agreement. No more than one royalty payment will be due with respect to a particular Sale of a Licensed Product. No multiple royalties will be payable because any Licensed Product, or its manufacture, sale or use is covered by more than one Valid Claim in a given country. No royalty will be payable under this Section with respect to (a) Sales of Licensed Products among MBI and its Sublicensees, provided that the Sublicensees are not end users of the Licensed Product and provided MBI pays USNY royalties owing on Net Revenues of such Sublicensees, or (b) Licensed Products distributed for use in research and/or development or as promotional samples or otherwise distributed without charge to third parties to promote Sales of Licensed Products.

6.3        Maximum Amount; Duration of Royalty Obligation. Notwithstanding any other term of this Agreement, MBI is not obligated to pay USNY any royalties, license fees or other amounts under this Article or otherwise, including royalties based on MBI or Sublicensee Licensed Product Sales but excluding the license fees described in Section 6.1, in excess of [*****]. Subject to the immediately preceding sentence, royalties due under this Article will

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be payable in U.S. Dollars on a country-by-country and Licensed Product-by-Licensed Product basis until the end of the term of this Agreement.

6.4        Currency Exchange. For the purpose of determining royalties payable under this Agreement, any royalties or other revenues MBI receives in currencies other than U.S. dollars and any Net Revenues denominated in currencies other than U.S. dollars shall be converted into U.S. dollars according to MBI’s reasonable standard conversion procedures (which shall be based on a readily available published rate).

ARTICLE 7

PROPRIETARY RIGHTS

7.1        Registrations; Improvements. MBI is entitled to submit all regulatory filings in its name and shall own all such filings and other registrations, including the EPA Registrations and Canadian PMRA (Pest Management Regulatory Agency) registrations. USNY and its Affiliates shall provide MBI with all information reasonably necessary or useful for such filings and registrations and shall cooperate with MBI so that MBI may make and maintain such filings and registrations. Prior to March 1, 2010, USNY’s and its Affiliates’ obligations under the preceding sentence shall be at USNY’s cost, and from and after March 1, 2010, USNY and its Affiliates shall be reimbursed for reasonable and customary expenses USNY and its Affiliates actually incur thereafter in performing such obligation provided that such expenses are first disclosed to MBI. Any improvements to the Licensed Patent Rights or any other Technology Rights, whether patentable or not, made by MBI shall be the sole property of MBI.

7.2        MBI Trademarks. MBI will obtain and maintain trademarks for the Licensed Products as MBI sees fit at MBI’s sole discretion and at its own expense. MBI will retain sole and exclusive ownership of such trademarks at all times. Nothing in this Agreement shall be construed as conferring on USNY the right to use in advertising, publicity or other promotional activities any name, trademark or tradename of MBI or its products; provided, however; in the event of an assignment of a sublicense from MBI to USNY in accordance with Section 5.4 of this Agreement, USNY shall have the limited right to use the MBI trademarks solely in connection with a sale, transfer, exchange or other commercial disposition of Licensed Products that use such MBI trademarks and are already manufactured at the time of such assignment of a sublicense if, and only to the extent, necessary to effect such sale, transfer, exchange or other commercial disposition.

ARTICLE 8

INFRINGEMENT BY THIRD PARTY

8.1        Right to Defend. As between USNY and MBI, MBI shall at its expense, have the first right but not the obligation to protect the Licensed Patent Rights and other Technology Rights from infringement and prosecute infringers when, in its sole judgment, such action may be reasonably necessary, proper and justified in order to maintain the value of MBI’s rights in the Field. If USNY shall have supplied MBI with evidence of infringement of Licensed Patent Rights, or other Technology Rights. USNY may by written notice request MBI to take steps to enforce such intellectual property rights. If USNY does so, and MBI does not, within one hundred eighty (180) days of the receipt of such notice, either (a) cause the infringement to terminate, or (b) initiate and continue a legal action against the infringer, USNY may, upon written notice to MBI, initiate an action against the infringer at USNY’s expense. Notwithstanding the foregoing, MBI shall have the right to sublicense any alleged infringer pursuant to Article 5.

8.2        Declaratory Judgment. In the event that a declaratory judgment action or claim or counterclaim alleging invalidity, unenforceability or noninfringement of any of the Licensed Patents or other Technology Rights related to the Field shall be brought against USNY or MBI, MBI may elect to have control of the action, and if MBI so elects it shall bear all the costs of the action; provided, however, that if such action, claim or counterclaim materially and adversely impacts rights outside the Field reserved to USNY or its Affiliates or licensed to a third party, then USNY, the Affiliate, or the licensee shall have the right to participate in the action, claim or counterclaim, to comment on the defense or settlement of any such action, claim or counterclaim and their own expense, and to approve (such approval not be unreasonably withheld or delayed) any settlement of such action, claim or counterclaim that would have a material adverse impact on the Licensed Patent Rights or Technology Rights outside the Field reserved to USNY or its Affiliates.

8.3        Cooperation in an Action. In the event one party shall institute or carry on a legal action pursuant to Section 8.1 or 8.2, the other party shall fully cooperate with and supply all assistance reasonably requested by the party instituting or carrying on such action, including (a) by using commercially reasonable efforts to have its employees testify when requested and to make available relevant records, papers, information, samples, specimens, and the like, and (b) if requested by the party instituting the action and necessary to pursue the action, joining in such action at the expense of the party requesting such joinder. A party instituting or carrying on such an action shall keep the other party informed of the progress of such action, and said other party shall be entitled to be represented by counsel in connection with such action at its own expense.

8.4        Allocation of Recovery. Any amounts paid to USNY or MBI by third parties as the result of an action brought by either party pursuant to Section 8.1 or 8.2 (such as in satisfaction of a judgment or pursuant to a settlement), shall first be applied to reimbursement of the unreimbursed expenses (including attorneys’ fees and expert fees) incurred by each party. Any remainder of the amount paid to MBI or USNY shall be divided between the parties as follows: (a) if such amount was paid to USNY, fifty percent (50%) of such remainder shall be retained by USNY and the balance shall be paid to MBI; or (b) if such amount was paid to MBI, such remainder shall be deemed to be Net Revenues for Sale of Licensed Products and MBI shall pay to USNY royalties on such amounts pursuant to Section 6.2.

ARTICLE 9

RECORDS, REPORTS AND PAYMENTS

9.1        Records; Audit. MBI shall keep complete and accurate records and books of account in respect of all Licensed Products made and sold by MBI and of all payment obligations to USNY hereunder. MBI shall keep the same for at least six (6) years after it pays USNY the royalties due for such Licensed Products. USNY shall have the right, during business hours, no more often than annually, to engage, at its own expense (other than as provided in the last sentence of this Section) a nationally-certified auditing firm reasonably acceptable to MBI to examine such records and books to verify the amounts paid to USNY hereunder. Such auditors shall not disclose to USNY or to any third party any confidential information learned through an examination of such records and books, except for any information showing a discrepancy in amounts owed to USNY, and USNY shall not use any such information for any purpose other than determining and enforcing its rights under this Agreement. In the event that USNY’s examination of such records and books reveals any underpayment greater than ten percent (10%) of the amount actually paid to USNY in the relevant time period, MBI shall promptly pay to USNY the amount of such underpayment, and MBI shall pay to USNY the reasonable costs and expenses incurred by USNY in connection with such examination.

9.2        Reports; Payment. Following the first Sale of a Licensed Product, on or before the day that is sixty (60) days after the end of each MBI fiscal quarter, and for so long as royalties are payable under this Agreement, MBI shall render to USNY a report in writing setting forth Net Revenues and the number of units of Licensed Products Sold in each country during such quarter by MBI and Sublicensees during the preceding fiscal quarter (to the extent royalties are payable to USNY based on such revenues). Each such report shall also set forth an explanation of the calculation of the royalties payable hereunder and be accompanied by payment of the royalties shown by said report to be due USNY, as well as payment of any underpayment in any prior period revealed by any audit by MBI or USNY. Notwithstanding the foregoing, if (a) USNY materially breaches this Agreement, (b) MBI gives USNY written notice of the breach, and (c) USNY has not cured the breach by the time a payment is due under this Section 9.2, then MBI may make the required payment into an interest bearing escrow account to be released to USNY when the breach is cured, less any damages that are payable to MBI by virtue of USNY’s breach.

ARTICLE 10

CONFIDENTIALITY

10.1        Scope. During the term of this Agreement and for 5 years thereafter, MBI and USNY agree: (a) not to disclose to any third party, except as specifically allowed by this Agreement, any Confidential Information of the other party, and (b) to limit disclosure of the other party’s Confidential Information within its own organization to individuals whose duties justify the need to know such information and who are legally obligated to comply with the terms of this Agreement; provided, however, that nothing herein will limit disclosures by MBI in connection with MBI’s exercise of its license rights as granted in Article 5, and provided, further, that nothing herein will limit disclosures among USNY and NYSED or to persons working with USNY or NYSED on research outside the Field and who have signed a confidentiality statement agreeing to abide by the terms of Article 10 of this Agreement. To the extent practical, Confidential Information will be disclosed in tangible form and marked “Confidential.” Information disclosed in non-tangible form, such as orally or by visual inspection, will be considered confidential when the disclosing party confirms in writing the fact and general nature of the disclosure within 1 month after it is made.

10.2        Exclusions; Required Disclosure. The recipient of Confidential Information will be under no obligation with respect to any information which: (a) at the time of disclosure is available to the public; (b) after disclosure becomes available to the public through no fault of the recipient, provided that the obligation of the recipient will cease only after the date on which such information has become available to the public; (c) the recipient can demonstrate through tangible evidence was in its possession before receipt from the disclosing party; (d) is disclosed to the recipient without restriction on disclosure by a third party who has the lawful right to disclose such information; or (e) was independently developed by the recipient as proven by contemporaneous documentation made prior to the disclosure to recipient. It shall not be a breach of this Article 10 if the recipient party is required to disclose the other party’s Confidential Information pursuant to an order of the government or a court of competent jurisdiction or by state or federal law or regulation including but not limited to the Freedom of Information Act, provided that (a) the recipient party provides the other party with adequate notice of the court or government order or legal disclosure request and the required disclosure, (b) the recipient party cooperates with the other party’s efforts to protect its Confidential Information with respect to such disclosure, and (c) the recipient party takes all reasonable measures requested by the other party to challenge or to modify the scope of such required disclosure.

10.3        No Third Party Disclosure. Except as expressly provided herein, MBI and USNY agree not to disclose any terms of this Agreement to any third party without the consent of the other party; provided, however, that disclosures may be made as required by securities or other applicable laws, or to actual or prospective investors or corporate partners, or to a party’s accountants, attorneys, other professional advisors who agree to appropriate confidentiality provisions to protect such information from disclosure or improper use, and by MBI to Sublicensees or potential Sublicensees.

ARTICLE 11

PATENTS AND PATENT COSTS

11.1        Patent Costs. Subject to the terms of Section 11.2, with respect to patent costs paid by USNY in connection with the preparation, filing, prosecution, issuance and maintenance of the Licensed Patents in the Territory, MBI shall pay to USNY [*****] of such patent costs that are incurred from and after the Effective Date.

11.2        Responsible Party. MBI shall have the sole right to apply for, prosecute and maintain, from the Effective Date through the termination of this Agreement, the Licensed Patent Rights. The application filings, prosecution, maintenance and payment of all fees and expenses, including legal fees, relating to the Licensed Patent Rights shall be the responsibility of MBI during such period. USNY shall provide MBI with all information necessary or useful for the filing and prosecution of such Licensed Patent Rights and shall cooperate fully with MBI so that MBI may establish and maintain such rights. Patent attorneys chosen by MBI and approved by USNY shall handle all patent filings and prosecutions, on behalf of USNY, provided, however, USNY shall be entitled to review and comment upon and approve, all material actions undertaken in the prosecution of all patents and applications; provided that USNY will be deemed to have approved any such action if it fails to disapprove such action within one month of notice per Section 3.5 of such request for approval. USNY shall promptly provide any comments or approvals which it elects or is required to provide hereunder. If MBI declines to apply for, prosecute or maintain any Licensed Patent Rights, USNY shall have the right to pursue the same at USNY’s expense and MBI shall have no rights under USNY’s interest therein nor any obligation to reimburse USNY for its related prosecution and maintenance fees. If MBI

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decides not to apply for, prosecute or maintain any Licensed Patent Rights, MBI shall give sufficient and timely notice to USNY so as to permit USNY to apply for, prosecute and maintain such Licensed Patent Rights. In such event, MBI shall provide USNY with all information necessary or useful for the filing and prosecution of such Licensed Patent Rights and shall cooperate fully with USNY so that USNY may establish and maintain such rights.

ARTICLE 12

TERMINATION

12.1        Term and USNY Termination. The term of this Agreement shall commence upon the Effective Date and, unless earlier terminated in accordance with this Article 12, expires upon the later of (a) the expiration of the last-to-expire issued Valid Claim or (b) December 31, 2017. USNY shall have the right, subject to Section 12.2, to terminate this Agreement prior to the date it would otherwise expire pursuant to this Section 12.1 if: (a) MBI materially breaches this Agreement and fails to cure such breach within sixty (60) days after notice from USNY of such breach or (b) any proceedings are instituted by or against MBI under any bankruptcy, insolvency, or moratorium law and such remain undismissed for at least 90 days.

12.2        Cure Right; No Waiver. USNY may exercise its right of termination under Section 12.1 by giving MBI, its trustees or receivers or assigns, sixty (60) days prior written notice of USNY’s election to terminate, which notice shall specify the basis for (and facts supporting) USNY’s right to terminate. Upon the expiration of such period, this Agreement shall automatically terminate unless MBI has previously cured the breach or condition permitting termination under Section 12.1, in which case this Agreement shall not terminate; provided, however, that if MBI receives notification from USNY of a material breach and if MBI notifies USNY in writing within thirty (30) days of receipt of such default notice that MBI disputes the asserted default, the matter will be submitted to arbitration as provided in Section 13.4 of this Agreement. In such event, USNY shall not have the right to terminate this Agreement until it has been determined in such arbitration proceeding that MBI materially breached this Agreement and MBI fails to cure such breach within ninety (90) days after the conclusion of such arbitration proceeding. Such notice and termination shall not prejudice USNY’s rights to any royalties and other sums due hereunder and shall not prejudice any cause of action or claim of USNY accrued or to accrue on account of any breach or default by MBI. Upon any termination of this Agreement USNY shall accept an assignment by MBI of any sublicenses granted by MBI to Sublicensees, subject to such Sublicensee’s eligibility to contract with the State of New York and subject to approval by USNY, such approval to not be unreasonably withheld, and any sublicense so assigned shall remain in full force and effect. The failure of USNY at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provisions or the right of USNY thereafter to enforce each and every such provision.

12.3        MBI Termination. MBI shall have the right to terminate this Agreement prior to the date it would otherwise expire if USNY materially breaches this Agreement and fails to cure such breach within sixty (60) days after notice from MBI of such breach.

12.4        No Effect on Accrued Payment Obligations.   No termination of this Agreement shall relieve MBI of the liability for payment of any royalty due for Licensed Products made prior to the effective date of such termination.

12.5        Rights Regarding Licensed Products.   Notwithstanding anything herein to the contrary, in the event of any termination or expiration of the term of this Agreement, MBI shall have the right to use or sell Licensed Products on hand on the date of such termination or expiration and to complete Licensed Products in the process of manufacture at the time of such termination or expiration and use or sell the same, provided that MBI shall submit the applicable royalty reports described above, along with the royalty payments required above for Sale of such Licensed Products.

12.6        No Waiver of Claims.   Termination of this Agreement for any reason shall not release any party hereto from any liability which, at the time of such termination, has already accrued to the other party or which is attributable to a period prior to such termination, nor preclude either party from pursuing any rights and remedies it may have hereunder or at law or in equity which accrued or are based upon any event occurring prior to such termination.

12.7        Survival.   Articles 6.3, 7, 9, 10, 12 and 13 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 13

MISCELLANEOUS

13.1        Entire Agreement; Amendment. This Agreement sets forth the complete agreement of the parties concerning the subject matter hereof and may not be contradicted by evidence of any prior or contemporaneous agreement between the parties concerning the subject matter of this Agreement. No waiver of or amendment of any of the terms hereof shall have any force or effect unless in writing, signed by duly authorized representatives of the parties.

13.2        Assignment.   This Agreement may not be assigned or otherwise transferred by any party without the prior written consent of the other party; provided, that any party may assign this Agreement without the prior written consent of the other, to any successor of such first party (by way of merger, acquisition, reorganization or similar transaction), or purchaser of all or a substantial part of the assets of the business to which this Agreement pertains and provided, further that USNY may assign this Agreement to an Affiliate but only along with an assignment to such Affiliate of all rights and interest in the Licensed Patent Rights and the Technology Rights. Any permitted assignee of MBI shall succeed to all of the rights and obligations of MBI under this Agreement. The Agreement shall be binding upon and inure to the benefit of any permitted successor or permitted assignee.

13.3        Governing Law.   This Agreement shall be governed by, and construed and interpreted, in accordance with the internal laws of the State of New York without giving effect to any choice of law rules.

13.4        Arbitration.   Any dispute, controversy, or claim arising under, out of, or relating to this Agreement (and subsequent amendments thereof), its valid conclusion, binding effect, interpretation, performance, breach or termination, including tort claims, shall be referred to and finally determined by arbitration in accordance with the Rules of Arbitration of the American Arbitration Association under rules for commercial disputes in force at the time when arbitration is initiated. A sole arbitrator shall be appointed. Such arbitration shall be held in New York. In any legal proceeding (including arbitration) between the parties, the prevailing party will be entitled to recover, in addition to any other relief awarded or granted, its costs and expenses (including reasonable attorneys’ and expert witness’ fees) incurred in any such proceeding.

13.5        Notices.   All notices, requests or consents required or permitted under this Agreement will be made in writing and will be given to the other party by personal delivery, registered or certified mail (with return receipt), overnight air courier (with receipt signature) or facsimile transmission (with “answerback” confirmation of transmission), sent to such party’s address or telecopy numbers set forth below, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section. Each such notice, request or consent will be deemed effective upon the date of actual receipt, receipt signature or confirmation of transmission, as applicable.

USNY:	The University of the State of New York

Regents Research Fund

89 Washington Avenue, Room 2M

State Education Building

Albany, NY 12234

MBI:	Marrone Bio Innovations, Inc.

2121 Second Street, Ste. B-107

Davis, California 95618

Attn: President

Fax: 530-750-2808

13.6        Indemnity.   MBI shall, at its expense, defend, indemnify and hold harmless USNY, its directors, officers, managers, employees, representatives, Affiliates and agents (the “Indemnified Parties”) against any third party claim, suit or proceeding (“Claim”) brought against USNY or its Affiliates and arising out of a breach of any representation or warranty made by MBI in this Agreement or arising out of any allegation of damages resulting from any Licensed Product offered directly or indirectly by MBI, including without limitation any allegation that such a product or service is defective or has caused damage to person or property, to the extent such Claim arises solely from the actions or inactions of MBI or its Sublicensees; provided that (a) MBI is notified promptly of any claims brought against an Indemnified Party of which such Indemnified Party has notice, (b) MBI has the sole right to control and defend or settle any litigation within the scope of this indemnity, and (c) the Indemnified Parties reasonably cooperate in the defense of any claims.

13.7        No Consequential Damages. SUBJECT TO SECTION 13.6 AND EXCEPT FOR CLAIMS ARISING OUT OF BREACH OF ARTICLE 10 OR SECTION 13.6, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, OR INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY.

13.8        Force Majeure.   Neither party shall lose any rights hereunder or be liable to the other party for damages or losses (except for payment obligations) on account of failure of performance by the defaulting party if the failure is occasioned by war, strike, fire, Act of God, earthquake, flood, lockout, governmental acts or orders or restrictions, failure of suppliers, or any other reason where failure to perform is beyond the reasonable control and not caused by the negligence or intentional conduct or misconduct of the nonperforming party.

13.9        Severability.   In the event that any provisions of this Agreement are determined to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Agreement shall remain in full force and effect without said provision. The parties shall in good faith negotiate a substitute clause for any provision declared invalid or unenforceable, which shall most nearly approximate the intent of the parties in entering this Agreement.

13.10        Counterparts; Facsimile Signatures.   This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

13.11        Headings.   The headings of the several sections are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

13.12        Waiver.   Failure by either party hereto to exercise or enforce any rights conferred upon it by this Agreement will not be deemed to be a waiver of any such rights or operate so as to bar the exercise or enforcement thereof or of any other rights at any subsequent time or times.

13.13        Status of the Parties.   Nothing in this Agreement will be construed as to constitute a partnership or joint venture between the parties or authorize either to represent the other party or contract any liability on behalf of the other party.

13.14        Joint Press Release; Publicity.   Upon execution of this Agreement or as soon as practicable thereafter, the parties will issue a joint press release, the text of which will be mutually acceptable to the parties. In addition, from time to time during the term hereof, MBI may issue press releases and other forms of publicity referring to the Licensed Products and USNY’s role with respect thereto, such to be subject to the consent of USNY (such consent not to be unreasonably withheld or delayed).

[Signature Page Follows]

[Signature Page to License Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the Effective Date.

THE UNIVERSITY OF THE STATE OF NEW YORK		MARRONE BIO INNOVATIONS, INC.

By:	/s/ David M. Steiner	By:	/s/ Pamela G. Marrone
Name:	David M. Steiner		Name: Pamela G. Marrone
Title:	President		Title: CEO

Exhibit A

Patents

Molloy, D. P. 2001. A Method for Controlling Dreissena Species. United States Patent and Trademark Office, U. S. Department of Commerce. Patent No. 6,194,194. (Filed December 17, 1997 & issued February 27, 2001.) 4 pp.

Molloy, D. P. 2004. A Method for Controlling Dreissena Species. Canadian Intellectual Property Office, Industry Canada. Patent No. 2,225,436. (Filed December 22, 1997 & issued December 21, 2004.) 13 pp.